EXHIBIT B-2

                       FORMATION AGREEMENT


     THIS AGREEMENT ("Agreement") is entered into as of the 12th day of October, 1995 by and among MCN CORPORATION ("MCN"), a

Michigan corporation, TARTAN ENERGY COMPANY OF MISSOURI, L.C.

("Tartan"), a Missouri limited liability company, TARTAN

MANAGEMENT COMPANY OF MISSOURI, L.C. ("Tartan Management"), a

Missouri limited liability company, TARTAN LIMITED PARTNERSHIP OF

MISSOURI (the "Missouri Interim Entity"), a Missouri limited partnership, TORCH ENERGY MARKETING, INC. ("Torch"), a Delaware

corporation, and Tom M. Taylor and Michael N. Trusty (the

"Individuals").

                         R E C I T A L S:

     MCN is a public utility holding company, with subsidiaries engaged in the distribution and sale of natural gas at retail in

Michigan.  Tartan, which is owned by the Individuals and Tartan

Management, is the surviving company of a merger with and into it of Tartan Energy Company, L.C. ("Old Tartan"), an Oklahoma

limited liability company.  As a result of the merger, Tartan holds 15 local franchise agreements with cities and

unincorporated areas in Missouri which have been approved by the

Missouri Public Service Commission ("MPSC") and a certificate of public convenience and necessity issued by the MPSC for the

construction and operation of a gas pipeline and distribution system.  Tartan, Old Tartan and their owners expended significant efforts in causing Old Tartan to acquire the franchise agreements and the certificate of public convenience and necessity for the construction and operation of the System hereinafter defined, all of which represents intangible property of Tartan (the

"Intangibles").  Torch has expertise in gas gathering.  Old

Tartan and Tartan, with the support of MCN and Torch have

initiated on behalf of the Partnership hereinafter referred to,

the construction of the System.  MCN, Tartan Management, Torch and the Individuals propose to form Southern Missouri Gas

Company, L.P., a Missouri limited partnership (the

"Partnership"), to own the System, and to cause the Partnership to issue limited partnership interests and general partnership interests which will be owned by MCN, limited partnership

interests and general partnership interests which will be owned by Tartan Management, limited partnership interests which will be owned by Torch and limited partnership interests which will be owned by the Individuals.  The Parties have agreed that they will participate in the ownership of the Partnership and in the

System, all to the extent set forth in this Agreement and in accordance with and in the manner contemplated hereby.

     In consideration of the premises and the mutual covenants

herein contained, the Parties agree as follows:

     1.   Definitions.  For purposes of this Agreement:

          (a)  "Affiliate" means, as to any Party, any Person

that, directly or indirectly, controls, is controlled by, or is under common control with such Party.  The terms "controls",

"controlled by", and "under common control with" refer to the possession (to the exclusion of others) of the power effectively to direct or cause the direction of, the management and policies of a Person, whether through ownership of not less than a

majority of voting securities, by contract or otherwise.

          (b)  "Chemical Note" means the promissory note from

Tartan to Chemical Bank pursuant to the Credit Agreement.

          (c)  "Credit Agreement" means the Credit Agreement

between Tartan and Chemical Bank, to be dated as of the First

Closing Date and to be substantially in the form of Exhibit E.

          (d)  "Environmental Claim" means any and all

administrative, regulatory or judicial actions, suits, demands,

demand letters, claims, liens, notices of noncompliance or

violations, noticed investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition,

"Claims") or any permit issued under any such Environmental Law,

including without limitation (i) any and all Claims by

governmental or regulatory authorities for enforcement, cleanup,

removal, remedial or other actions for damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any

third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from

Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          (e)  "Environmental Law" means any federal, state or

local statute, law, rule, regulation, ordinance, code, published policy or rule of common law now in effect and in each case as amended and any published judicial or administrative

interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous

Materials, the environment or health relating to or arising from environmental conditions, including without limitation the

Comprehensive Environmental Response, Compensation, and Liability

Act of 1980, as amended 42 U.S.C. Sec. 9601 et seq.; the Hazardous

Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42

U.S.C. Sec. 6901 et seq.; the Federal Water Pollution Control Act,

as amended, 33 U.S.C. Sec. 1251 et seq.; the Toxic Substances

Control Act, 15 U.S.C. Sec. 2601 et seq.; the Clean Air Act, 42

U.S.C. Sec. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sec.

3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701

et seq.; and relevant state and local laws.

          (f)  "First Closing" means the date and time set for

closing the Credit Agreement and effecting the first draw under the Chemical Note, or such other time and date as may be agreed to in writing by the Parties for the closing of the transactions contemplated hereby for the First Closing, and "First Closing

Date" means the date of the First Closing.

          (g)  "Hazardous Materials" means (i) any petroleum or

petroleum products (other than natural gas), radioactive

materials, asbestos in any form that is or could become friable,

urea formaldehyde foam insulation, transformers or other

equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals,

materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous

materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants"

or "pollutants," or words of similar import under any applicable

Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

          (h)  "Intercreditor Agreement" means the Intercreditor

Agreement in the form of Exhibit D hereto, among Tartan, MCN,

Torch and Torch as collateral agent for MCN and Torch, dated the date of the Pledge Agreement and entered into in connection

therewith.

          (i)  "Material Adverse Effect" means a material adverse

effect on the assets, liabilities, business, condition (financial or otherwise), prospects or results of operations of Tartan taken as a whole.

          (j)  "MPSC" means the Missouri Public Service

Commission.

          (k)  "Parties" means the parties to the Agreement.

          (l)  "Person" means any individual, corporation,

limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          (m)  "Pledge Agreement" means the Pledge Agreement from

the Missouri Interim Entity in favor of MCN and Torch referred to in Section 3 hereof.

          (n)  "PUHCA" means the Public Utility Holding Company

Act of 1935, as amended.

          (o)  "Related Documents" means, as of the First

Closing, all documents attached hereto as Exhibits and all

necessary supporting documents, and, as of the Second Closing,

all those documents plus such of those documents attached hereto as Annexes which are to be executed at the Second Closing and all necessary supporting documents.

          (p)  "Release" means discharging, disposing, dumping,

emitting, emptying, escaping, injecting, leaking, leaching,

placing, seeping, spilling and the like, into or upon any land or water or air, or otherwise entering into the environment.

          (q)  "Second Closing" means 9:00 a.m. Houston time on

the second business day after the effective date of the MPSC order approving the merger of Tartan with and into the

Partnership and the satisfaction of the conditions set forth in

Section 16 hereof, and "Second Closing Date" means the date of the Second Closing.

          (r)  "System" means the rights-of-way and easements,

fee properties, equipment, vehicles, permits, leases (for realty or personalty), pipelines and appurtenant facilities, including any future compressor station, referred to in the Plan attached hereto as Annex I.

          (s)  "Tartan Group" means Tartan and Tartan Management

in its individual capacity and in its capacity as general partner acting on behalf of the Missouri Interim Entity.

          (t)  "Tartan Notes" means the promissory notes from

Tartan to MCN and to Torch referred to in Section 3 hereof.

          (u)  "Taxes" means (i) all federal, foreign, state or

local net or gross income, gross receipts, sales, use, real

property gains or transfer, ad valorem, property, value-added,

franchise, production, severance, windfall profit, withholding,

payroll, employment, excise or similar taxes, assessments,

duties, fees, documentary, stamp, levies or other governmental charges, together with any interest thereon, any penalties,

additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or

additional amounts, and (ii) liability for the payment of any consolidated or combined tax (including, without limitation, any liability imposed pursuant to Treasury Regulations Section

1.1502-6), together with any interest thereon, any penalties,

additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or

additional amounts, of the type described in clause (i) above.

          (v)  When used in Section 10 hereof, "knowledge" means

best knowledge of the entity making the representation or

warranty, and "Owner" means the applicable entity in the Tartan

Group that owns the business, property and assets of Old Tartan relative to the System at the time the relevant representation or warranty is made.

     2.   Nature of the System.

          (a)  Use of the System.  The System will be used solely

for the purchasing, treating, transportation, distribution and sale of gas (i) for the benefit of the Partnership prior to the

Second Closing, and (ii) by the Partnership thereafter.

          (b)  Effect of this Agreement on Other Businesses of

the Parties.  The Parties and their Affiliates shall not, by reason of this Agreement or of any related agreements or by

reason of their participation as Unitholders of the Partnership,

be restricted in any way in the conduct and expansion of their respective businesses and undertakings except as expressly

provided herein or in the agreements attached as Annexes hereto.

          (c)  Conduct of the System.  The Parties agree that the

System will be initiated and conducted in the manner specified herein and in the documents and agreements, as such documents and agreements are permitted to be supplemented or amended from time to time, set forth as follows:

               (i)  Plan, a copy of which is attached hereto as

     Annex I;

               (ii) Agreement of Limited Partnership of the

     Partnership, to be dated as of the Second Closing Date and to be substantially in the form of Annex II;

               (iii)     Construction, Operation, and Maintenance

     Management Agreement between Tartan Management and Tartan,

     to be dated as of the First Closing Date and to be

     substantially in the form of Annex III;

               (iv) Plan and Agreement of Merger between Tartan

     and the Partnership, to be dated as of the Second Closing

     Date and to be substantially in the form of Annex IV;

               (v)  Gas Service Transportation Agreement between

     Williams Natural Gas Company ("WNG") and Tartan, dated as of

     July 25, 1994, and Facility Construction, Ownership and

     Operating Agreement between WNG and Tartan, dated as of

     July 15, 1994, as amended September 28, 1994, and March 16,

     1995, to be transferred by operation of law pursuant to the merger provided for by (iv) above, copies of which are

     attached hereto collectively as Annex V; and

               (vi) Contribution Agreements between Torch and

     MCN, to be dated the First Closing Date and to be

     substantially in the forms of Annexes VI and VII.

     3.   First Closing and Interim Financing.  The First Closing

of the transactions contemplated by this Agreement shall take place at the offices of Torch, 1221 Lamar, Suite 1600, Houston,

Texas or at such other place as may be agreed to by the Parties.

Subject to the terms and conditions hereof, the following events will take place at the First Closing:

          (a)  The Tartan Notes.  MCN and Torch have advanced

their own funds, first to Old Tartan and then to Tartan, for initial expenditures in furtherance of the System.  Such advances have been evidenced by promissory notes from Old Tartan to MCN and Torch and are now evidenced by the Tartan Notes in the forms of Exhibits A and B.  The Tartan Notes are secured by a pledge agreement pledging 98.5% of Tartan Management's and the

Individuals' ownership interest in Tartan.

          (b)  Interim Financing.  The Credit Agreement will be

signed, the closing contemplated by the Credit Agreement will occur and the first draw under the Chemical Note will be

effected.  The funds from the first drawing will be used at least in part to prepay the Tartan Notes in an amount equal to the difference between the amounts outstanding under the Tartan Notes and $8 million.

          (c)  First Closing Actions.  Tartan Management and the

Individuals will transfer 98.5% of their collective ownership interest in Tartan to the Missouri Interim Entity.  The

Individuals will own the remaining 1.5% of Tartan, and with

Tartan Management as general partner, will own limited

partnership interests in the Missouri Interim Entity.  The

Missouri Interim Entity will assume the Tartan Notes by endorsing its guarantee and assumption thereon.  The pledge agreement

referred to in Section 3(a) securing the Tartan Notes will be replaced by the Pledge Agreement to be dated as of the First

Closing Date and to be substantially in the form of Exhibit C,

pledging all of the Missouri Interim Entity's ownership interests in Tartan.  The Intercreditor Agreement will be executed by the parties thereto.

          (d)  Payment of Tartan Notes.  Remaining amounts due on

the Tartan Notes will be repaid by the Missouri Interim Entity at the Second Closing.

          (e)  Document Execution and Delivery.  Each of the

Parties will execute and deliver those documents contemplated by this Section 3 to which it is a party, and the Individuals and

Tartan Management will cause the Missouri Interim Entity to

execute and deliver those documents listed in Section 2(c) and contemplated by this Section 3 to which it is a party, in each case including those documents required in connection with the closing of the transactions contemplated by the Credit Agreement.

     4.   Credit Support Payments.    Tartan and Tartan

Management acknowledge that MCN and Torch have been instrumental in Tartan obtaining the financing provided by the Credit

Agreement and the Chemical Note.  Specifically, without the

credit support of MCN and Torch provided pursuant to the Credit

Agreement (and the resulting financial risks assumed by MCN and

Torch in this regard), Tartan would have been unable to obtain financing on the terms set forth in the Credit Agreement and the

Chemical Note, which terms include a much more favorable interest rate than Tartan could have received on its own.  Accordingly, in order to compensate MCN and Torch for the credit support they have provided to enable Tartan to obtain the financing provided by the Credit Agreement (including such favorable interest rate)

Tartan shall pay, within ten days after the last day of each calendar quarter and on the date the Chemical Note shall be paid in full and extinguished, (i) directly to MCN an amount equal to

(A) the average outstanding daily balance of the Chemical Note during the applicable period, multiplied by (B) an amount equal to 1.21875% per annum based on a 365-day year, and (ii) directly to Torch an amount equal to (A) the average outstanding daily balance of the Chemical Note during the applicable period,

multiplied by (B) an amount equal to .40625% per annum based on a

365-day year.

     5.   Revised Capital Structure.

          (a)  If Tartan exhausts funding under the Chemical

Note, and additional funds are required to complete construction of the System and to provide adequate working capital, additional equity funds will be provided to Tartan by capital contributions from the Missouri Interim Entity, which funds will be obtained by draws from Torch under the Tartan Note assumed by the Missouri

Interim Entity until such amounts equal the amount of the draws made from MCN under the Tartan Note assumed by the Missouri

Interim Entity, and thereafter by equal draws from Torch and MCN under such Tartan Notes.  In no event, however, shall the total draws from Torch under the applicable Tartan Note exceed

$8 million and the total draws from MCN under the applicable

Tartan Note exceed $8 million, unless mutually agreed in writing by MCN, Torch, Tartan and the Missouri Interim Entity.

          (b)  Following complete construction of the System, the

Parties will seek on behalf of the Partnership permanent

financing to pay in full and extinguish the Chemical Note,

together with such additional debt capital to complete any agreed upon expansions of the System and to provide working capital.

Such debt capital shall be derived from one or more short-term or long-term borrowings through either public or private placement,

which may be taxable or tax exempt, as the partners deem most appropriate and economical.  Any such permanent financing, and such additional debt capital, shall be obtained in full

compliance with any requirements of the MPSC, including orders of the MPSC regarding debt/equity ratios for Tartan.

     6.   Construction and Operation of the System Prior to the

Second Closing.  Prior to the Second Closing, Tartan will

continue to construct and operate the System for the benefit of the Partnership.  To the fullest extent permitted by law, any profits or losses attributable to this interval will be

segregated for the benefit of the Partnership and distributed thereto at the Second Closing.

     7.   Second Closing.  The Second Closing of the transactions

contemplated by this Agreement shall take place at the offices of

Torch, 1221 Lamar, Suite 1600, Houston, Texas or at such other place as may be agreed to by the Parties.  Subject to the terms and conditions hereof, the following events will take place at the Second Closing:

          (a)  Organizational Steps.  MCN and Torch will make

capital contributions in those amounts required to reflect their respective equity interests in the Missouri Interim Entity so that when such interests are subsequently distributed to Torch and MCN as provided below, such interests will reflect their respective Partnership Percentages, as that term is defined in the Agreement of Limited Partnership (but in no event shall those amounts be less than $1.4 million for Torch and $6.6 million for

MCN).  Thereafter, MCN, Tartan Management, Torch and the

Individuals will cause the formation of the Partnership by

executing the Agreement of Limited Partnership in their capacity first as partners of the Missouri Interim Entity and then in their capacity as direct partners in the Partnership, to be dated as of the Second Closing Date and to be substantially in the form of Annex II.  The Certificate of Limited Partnership, to be dated as of the Second Closing Date and to be substantially in the form of Exhibit F, will be filed with the Secretary of State of

Missouri.  Tartan will merge with and into the Partnership, and the Plan and Agreement of Merger reflected in Annex IV will be filed with the Secretary of State of Missouri.  The Partnership will issue limited partnership interests and general partnership interests to the Missouri Interim Entity and limited partnership interests to the Individuals.  The Individuals will contribute their equity interests in the Missouri Interim Entity to Tartan

Management.  The Missouri Interim Entity will distribute limited partnership interests and general partnership interests to Tartan

Management, limited partnership interests and general partnership interests to MCN and limited partnership interests to Torch so as to evidence their respective Partnership interests.

Contemporaneously, the Individuals will sell their limited

partnership interests to Torch for approximately $130,000.  The

Missouri Interim Entity will be dissolved and liquidated.

          (b)  Document Execution and Delivery.  Each of the

Parties will execute and deliver those documents listed in

Section 2(c) and contemplated by this Section 7 to which it is a party and which were not executed at the First Closing, MCN and

Tartan Management will cause the Partnership to execute and

deliver those documents listed in Section 2(c) and contemplated by this Section 7 to which the Partnership is a party and the

Individuals and Tartan Management will cause the Missouri Interim

Entity to execute and deliver those documents listed in Section

2(c) and contemplated by this Section 7 to which it is a party.

     8.   Columbus Air Force Base Contract.  The parties

acknowledge that Tartan is bound by a contract (the "Contract")

for the design and construction of a fuel conversion distribution facility at Columbus Air Force Base, Columbus, Mississippi (the

"Project").  Tartan is also responsible for a promissory note dated October 14, 1994, in the amount of $600,000 from Old Tartan to Liberty Bank and Trust Company, which evidences a revolving line of credit (the "Loan"), for use in the Project.  All of the rights and obligations of Old Tartan and Tartan under the

Contract, the Project and the Loan by letter agreement dated

January 1, 1995, between Old Tartan and Tartan Energy Resources,

L.C. ("Tartan Resources"), are now the rights and obligations of

Tartan Resources and Tartan Management.  Under that agreement,

Tartan Resources has agreed to indemnify Old Tartan and hold it harmless against all liabilities, claims, etc. arising out of the

Contract, the Project and the Loan, and any agreements or

activities relating thereto.  As such, notwithstanding any

provision of this Agreement to the contrary, the terms and

provisions of this Agreement shall not be applicable to the

Project, the Contract, the Loan, and any and all agreements and activities relating thereto.  Tartan Resources shall indemnify and hold harmless Old Tartan, Tartan, the Partnership, MCN,

Torch, Tartan Management and the Individuals against any and all loss, liability, claim, damage and expense whatsoever, as

incurred (including fees and expenses reasonably incurred in investigating or defending any such claim), based upon or arising out of the foregoing contracts, instruments and arrangements.

     9.   Representations and Warranties of MCN.   MCN hereby

represents and warrants as follows:

          (a)  Organization.  MCN is a corporation duly

incorporated, validly existing and in good standing under the laws of the State of Michigan with full corporate power to carry on its business as now being conducted.

          (b)  Power and Authority; Enforceability.  MCN has all

requisite corporate power and authority to enter into this

Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and the Related Documents to which it is a party have been duly authorized, executed and delivered on behalf of MCN and, assuming due authorization, execution and delivery of the other parties thereto, constitutes a legal, valid and binding obligation of MCN enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency,

reorganization, moratorium or similar laws relating to or

affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)  No Conflict with Other Instruments or Consents.

Except as otherwise set forth in this Subsection (c), neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby or thereby (i) will conflict with or result in (or with giving of notice or passage of time or both would result in) a breach,

default or violation of (A) any of the terms, provisions or

conditions of the charter, as amended, or bylaws, as amended, of

MCN or (B) any material agreement, document, instrument,

judgment, decree, order, governmental permit, certificate or license to which MCN is a party or to which it is subject or by which its property is bound, (ii) will result in the creation of any lien, charge or other encumbrance on any material property or asset of MCN, or (iii) will require MCN to obtain the consent of any private nongovernmental third party.  No consent, action,

approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over MCN is required by

MCN to authorize the execution and delivery of this Agreement or the Related Documents by MCN or, except for (i) approvals by the

Securities and Exchange Commission pursuant to PUHCA, (ii) filing each Plan and Agreement of Merger with the Secretary of State of

Missouri, and (iii) approval of the MPSC, the consummation of the transactions contemplated hereby and thereby.

          (d)  Accuracy of Representations and Warranties.  All

representations and warranties of MCN contained in this Agreement

(except as affected by transactions contemplated by this

Agreement) shall be true in all material respects at and as of the relevant Closing as if such representations and warranties were made at and as of the relevant Closing, and MCN shall

perform, at or prior to the relevant Closing, all agreements and covenants required by this Agreement to be performed by MCN at or prior to the relevant Closing.

          (e)  Litigation.  There are no suits, actions, claims,

proceedings or investigations pending or to the knowledge of MCN,

threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

     10.  Representations and Warranties of Tartan, and Tartan

Management.  Each entity in the Tartan Group, hereby represents and warrants as follows:

          (a)  Organization.  Tartan and Tartan Management are

both limited liability companies duly organized, validly existing and in good standing under the laws of the State of Missouri.

The Missouri Interim Entity is a limited partnership duly

organized, validly existing and in good standing under the laws of the State of Missouri.

          (b)  Power and Authority; Enforceability.  Each entity

in the Tartan Group has all requisite company or partnership (as applicable) power and authority to enter into this Agreement and the Related Documents to which each is a party and to perform its obligations hereunder and thereunder.  This Agreement and the

Related Documents to which each is a party have been duly

authorized, executed and delivered on its behalf and, assuming due authorization, execution and delivery of the other parties thereto, constitutes a legal, valid and binding obligation of each enforceable in accordance with its terms, except that (i)

such enforcement may be limited by bankruptcy, insolvency,

reorganization, moratorium or similar laws relating to or

affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)  No Conflict with Other Instruments or Consents.

Except as otherwise set forth in this Subsection (c), neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby or thereby (i) will conflict with or result in (or with giving of notice or passage of time or both would result in) a breach,

default or violation of (A) any of the terms, provisions or

conditions of the applicable limited liability company agreement or the agreement of limited partnership, each as amended, of any entity in the Tartan Group or (B) any material agreement,

document, instrument, judgment, decree, order, governmental

permit, certificate or license to which any such entity is a party or to which any such entity is subject or by which the property of any such entity is bound, (ii) will result in the creation of any lien, charge or other encumbrance on any material property or asset of any such entity in the Tartan Group, or

(iii) will require any such entity in the Tartan Group to obtain the consent of any private nongovernmental third party.  No

consent, action, approval or authorization of, or registration,

declaration or filing with, any governmental department,

commission, agency or other instrumentality having jurisdiction over any such entity in the Tartan Group is required by any such entity in the Tartan Group to authorize the execution and

delivery of this Agreement or the Related Documents by any such entity in the Tartan Group or, except for (i) filing each Plan and Agreement of Merger with the Secretary of State of Missouri,

(ii) approval of the MPSC, and (iii) filing of Form U-3A-2 with the Securities and Exchange Commission prior to commencement of commercial operation of the System, the consummation of the

transactions contemplated hereby and thereby.

          (d)  Title to Properties.  Owner has good and

indefeasible title to all of its real properties purported to be owned in fee, has good and merchantable title to all of its

personal properties and is the owner of all of its other

properties and assets (other than natural gas), which are

material to the business of Owner (provided that no title

warranty is made with respect to permits, rights-of-way,

easements or leases) excepting, however, property and other

assets, not material to Owner, acquired or sold or otherwise disposed of in the ordinary course of business, free of any

mortgage, pledge, lien, charge, security interest or other

encumbrance, subordination or adverse claim, except such

imperfections of title and encumbrances as are not substantial in amount and do not in the aggregate materially detract from the value of Owner's property or materially impair the business or property of Owner.  All buildings, plants and offices and all machinery, fixtures and equipment are in satisfactory operating condition and repair, normal wear and tear excepted.  Owner

enjoys peaceful and undisturbed possession under all material permits or leases under which it is operating, and to the best of any member of the Tartan Group's knowledge all such permits and leases are valid, subsisting and in full force and effect.  Owner does not own or lease any assets, nor does Owner have any

liabilities, other than assets and liabilities described in or contemplated by the Plan.

          (e)  Material Contracts.  Except as contemplated by

this Agreement, including orders and regulations of the MPSC,

Owner has no and is not bound by any of the following: (i) any agreement, contract or commitment relating to the employment of any person, (ii) any agreement, indenture or other instrument that contains restrictions with respect to mergers or other

business combinations, or payment of profits, dividends or any other distributions, (iii) any agreement, contract or commitment relating to capital expenditures, (iv) any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (vi) any management service,

consulting or any other similar type of contract, (vii) any

agreement, contract or commitment limiting the freedom of Tartan to engage in any line of business or to compete with any Person,

or (viii) any other agreement, contract or commitment that would have a Material Adverse Effect.

          (f)  Permits.  The Plan lists all of the material

governmental and other third party permits (including, without limitation, environmental permits and occupancy permits),

licenses, consents and authorizations ("Permits") required, to the knowledge of any member of the Tartan Group, in connection with the use, operation or ownership of the System.  Owner holds all of the Permits, and all of the Permits are valid and in full force and effect.  Owner is in substantial compliance with all of the Permits and has received no notice of default with respect thereto.

          (g)  Litigation.  Except for proceedings before the

MPSC as contemplated by this Agreement, no member of the Tartan

Group has received notice of any action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, which is pending, or, to the knowledge of any member of the Tartan Group, threatened, against or

affecting the properties or rights of Owner, relating to the

System, and no member of the Tartan Group knows of a valid basis for any such action, proceeding or investigation.  No member of the Tartan Group has received notice of any such suits, actions,

claims, proceedings or investigations which are pending or to the knowledge of any member of the Tartan Group, threatened, seeking to prevent or challenge the transactions contemplated by this

Agreement.

          (h)  Intellectual Properties.  No member of the Tartan

Group is aware of any actual or claimed infringement or violation of any patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets or proprietary information.

          (i)  Taxes.  Owner (I) has (or will have by the

relevant Closing) caused to be duly filed in a timely manner

(taking into account all extensions of due dates) with the

appropriate federal, state, local and other governmental

authorities all returns, information returns or statements, and reports with respect to Taxes that are required to be filed by or with respect to it, and (II) has (or will have by the relevant

Closing) caused to be paid or deposited or made adequate

provision in accordance with generally accepted accounting

principles consistently applied for the payment of all Taxes

(including estimated Taxes) required with respect to the periods covered by such returns, statements or reports or by any taxing authority.  To the knowledge of each member of the Tartan Group,

adequate provision has (or will have by the relevant Closing)

been made for all Taxes due with respect to Owner for all periods through the date hereof.  Except for tax liens securing the

payment of Taxes not yet due and payable, (i) there are no tax liens upon any assets of Owner, (ii) there are no outstanding agreements or waivers by or with respect to Owner extending the period for assessment or collection of any Taxes, (iii) there is no pending action, proceeding or investigation, and no action,

proceeding or investigation has been threatened by any

governmental authority, for assessment or collection of Taxes with respect to Owner and (iv) no claim for assessment or

collection of Taxes has been asserted and no actual or proposed assessment has been made against Owner with respect to the Owner.

          (j)  Compliance with Laws.  Each member of the Tartan

Group is, to the best of its knowledge, or Tartan Management,

pursuant to the Construction, Operation, and Maintenance

Management Agreement is, to the best of its knowledge, in

compliance with all applicable laws, regulations, orders,

judgments and decrees applicable to the System, except where any noncompliance in the aggregate would not have a Material Adverse

Effect.

          (k)  Employee Benefits.  Owner has made available to

MCN and Torch true and complete copies of all employee benefit plans, policies, programs and arrangements and all related

contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of Owner (the

"Benefit Plans").  Each of the Benefit Plans has, to the

knowledge of each member of the Tartan Group, been maintained in compliance with its terms and the requirements of all applicable laws.  None of the Benefit Plans are subject to Title IV of the

Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder

("ERISA"), or the minimum funding obligations of Section 412 of the Internal Revenue Code of 1986, as amended, and the

regulations promulgated and rulings issued thereunder (the

"Code"), and Owner and any entity required to be aggregated

therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or

412(n) of the Code.

          (l)  Financial Statements.  Copies of Old Tartan's

(i) unaudited balance sheet (the "Balance Sheet") as at June 30,

1995 (the "Balance Sheet Date") and the related statement of income, cash flows and shareholders' equity for the interim

periods then ended for the six months ended June 30, 1995, and

(ii) unaudited balance sheet as at December 31, 1994 and the related unaudited statement of income, cash flows and owners'

equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "Financial Statements") have been previously delivered to the Parties.  The Financial

Statements have been prepared in accordance with generally

accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim

financial statements, for normal year-end adjustments, and fairly present the financial position of Old Tartan as of the respective dates set forth therein and the results of operations and cash flows for Old Tartan for the respective fiscal periods set forth therein.

          (m)  No Adverse Changes.  Except as contemplated by

this Agreement, since the Balance Sheet Date Tartan has conducted its business only in the ordinary course of business consistent with past practice and there have been no changes that could have a Material Adverse Effect.

          (n)  Environmental Laws and Regulations.  Except as set

forth in the Plan and except where it would not have a Material

Adverse Effect (i) Hazardous Materials have not been generated,

used, treated or stored on, or transported to or from, any

property of Owner by Owner, or, to the knowledge of any member of the Tartan Group, its authorized agents or its independent

contractors (including suppliers), (ii) Hazardous Materials have not been Released or disposed of by Owner, or to the knowledge of any member of the Tartan Group, by its authorized agents or its independent contractors (including suppliers) on any property of

Owner except such Releases that do not violate any Environmental

Laws, (iii) Owner is, to the knowledge of the members of the

Tartan Group, in compliance with all applicable Environmental

Laws and the requirements of any permits issued under such

Environmental Laws with respect to any property of Owner, (iv) No member of the Tartan Group has received notice of any

Environmental Claims against Owner or any property of Owner, (v)

there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any property of Owner known to any member of the Tartan Group that could reasonably be anticipated

(A) to form the basis of an Environmental Claim against Owner or any property of Owner, or (B) to cause any property of Owner to be subject to any restrictions on the ownership, occupancy use or transferability of any property of Owner under any Environmental

Law, (vi) to the knowledge of the members of the Tartan Group,

there are not now and there never have been any underground

storage tanks located on any property of Owner, and (vii) Owner has not in the ordinary course of business transported or stored

Hazardous Materials (except for natural gas odorant materials).

          (o)  Solvency.  No entity in the Tartan Group is

entering into this Agreement with actual intent to hinder, delay or defraud creditors.

          (p)  Copies Complete.  The copies of the charter

documents, bylaws and other governing documents, each as amended to date, of Owner and the copies of all leases, instruments,

agreements, licenses, permits, certificates or other documents which have been made available to MCN and Torch in connection with the transactions contemplated hereby are complete and

accurate in all material respects and are true and correct copies of the originals thereof.

          (q)  Effect of Prior Merger.  Tartan possesses all of

the rights, privileges, immunities and franchises, of a public nature as well as of a private nature, all property and assets

(real, personal or mixed, tangible or intangible), all claims and choses in action, title to any real estate (or any interest

therein) and every other interest of or belonging to or due to

Old Tartan.  Each representation and warranty herein made with respect to an Owner would have been true with respect to Old

Tartan if made immediately prior to the effective time of the merger of Old Tartan with and into Tartan.

          (r)  Accuracy of Representations and Warranties.  All

representations and warranties of each entity in the Tartan Group contained in this Agreement (except as affected by transactions contemplated by this Agreement) shall be true in all material respects at and as of the relevant Closing as if such

representations and warranties were made at and as of the

relevant Closing, and each entity in the Tartan Group shall

perform, at or prior to the relevant Closing, all agreements and covenants required by this Agreement to be performed by it at or prior to the relevant Closing.

     Provided, however, the above representations and warranties of Tartan Management shall only apply to the extent any

misrepresentation or inaccuracies could have an effect on the

System, the project contemplated hereby or the other Parties.

     11.  Representations and Warranties of Torch.  Torch hereby represents and warrants as follows:

          (a)  Organization.  Torch is a corporation duly

incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power to carry on its business as now being conducted.

          (b)  Power and Authority; Enforceability.  Torch has

all requisite corporate power and authority to enter into this

Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and the Related Documents to which it is a party have been duly authorized, executed and delivered on behalf of Torch and,

assuming due authorization, execution and delivery of the other parties thereto, constitutes a legal, valid and binding

obligation of Torch enforceable in accordance with its terms,

except that (i) such enforcement may be limited by bankruptcy,

insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of

equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)  No Conflict with Other Instruments or Consents.

Except as otherwise set forth in this Subsection (c), neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby or thereby (i) will conflict with or result in (or with giving of notice or passage of time or both would result in) a breach,

default or violation of (A) any of the terms, provisions or

conditions of the charter, as amended, or bylaws, as amended, of

Torch or (B) any material agreement, document, instrument,

judgment, decree, order, governmental permit, certificate or license to which Torch is a party or to which it is subject or by which its property is bound, (ii) will result in the creation of any lien, charge or other encumbrance on any material property or asset of Torch, or (iii) will require Torch to obtain the consent of any private nongovernmental third party.  No consent, action,

approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over Torch is required by Torch to authorize the execution and delivery of this

Agreement or the Related Documents by Torch or, except for (i)

receipt of its requested no-action letter from the Securities and

Exchange Commission relative to PUHCA, (ii) filing each Plan and

Agreement of Merger with the Secretary of State of Missouri, and

(iii) approval of the MPSC, the consummation of the transactions contemplated hereby and thereby.

          (d)  Accuracy of Representations and Warranties.  All

representations and warranties of Torch contained in this

Agreement (except as affected by transactions contemplated by this Agreement) shall be true in all material respects at and as of the relevant Closing as if such representations and warranties were made at and as of the relevant Closing, and Torch shall perform, at or prior to the relevant Closing, all agreements and covenants required by this Agreement to be performed by Torch at or prior to the relevant Closing.

          (e)  Litigation.  There are no suits, actions, claims,

proceedings or investigations pending or to the knowledge of

Torch, threatened, seeking to prevent or challenge the

transactions contemplated by this Agreement.

     12.  Certain Changes.  Except as contemplated by this

Agreement (including the Annexes and Exhibits hereto), without first obtaining the written consent of MCN and Torch, from the date hereof until the Second Closing, each entity in the Tartan

Group covenants that it will not:

          (a)  make any material change in the conduct of its

businesses and operations, or its financial reporting and

accounting methods;

          (b)  other than as contemplated by the Plan, enter into

any material contract or agreement or terminate or amend in any material respect, or be in default in any material respect under any material contract or agreement to which it is a party;

          (c)  declare, set aside or pay any dividends, or make

any distributions, in respect of its equity securities, or

repurchase, redeem or otherwise acquire any such securities;

          (d)  merge into or with or consolidate with any other

corporation, person or other entity or acquire all or

substantially all of the business or assets of any corporation,

person or other entity;

          (e)  make any change in its charter documents or

bylaws;

          (f)  purchase any securities of any corporation, person

or entity, except short term debt securities of governmental entities and banks, or make any investment in any corporation,

partnership, joint venture or other business enterprise;

          (g)  increase the indebtedness of, or incur any

obligation or liability, direct or indirect, for, it other than the incurrence of liabilities pursuant to existing agreements or in the ordinary course of business consistent with past

practices; provided, however, that in no event will it incur any obligation or liability for indebtedness for borrowed money

maturing more than 12 months from the date of issue;

          (h)  sell, lease or otherwise dispose of any of its

assets other than the sale of its assets in the ordinary course of business or pursuant to existing contracts;

          (i)  purchase, lease or otherwise acquire any property

of any kind whatsoever other than in the ordinary course of

business;

          (j)  allow or permit the expiration, termination or

cancellation at any time prior to the Second Closing of any of its material insurance policies, unless it is replaced, with no loss of coverage, by a comparable insurance policy;

          (k)  implement or adopt any change in its tax methods,

principles or elections;

          (l)  make any change in its authorized capital or out-

standing securities;

          (m)  issue, sell, or deliver, or agree to issue, sell

or deliver, any capital stock, bonds or other corporate

securities, or grant or agree to grant any options, warrants or other rights calling for the issue, sale or delivery of its

securities;

          (n)  pay any obligation or liability other than current

liabilities reflected in the Balance Sheet and current

liabilities incurred since the date of the Balance Sheet, in the ordinary course of business;

          (o)  cancel or otherwise terminate any material debts

or claims;

          (p)  enter into any agreement or arrangement granting

any preferential rights to purchase any of its assets, properties or rights, or requiring the consent of any party to the transfer or assignment of any of such assets, properties or rights;

          (q)  make or permit any material amendment or

termination of any material contract, agreement or license to which it is a party or by which it or any of its assets or

properties are subject which would have a Material Adverse

Effect;

          (r)  make, directly or indirectly, any accrual or

arrangement for, or payment of bonuses or special compensation of any kind or any severance or termination pay to, any present or former officer or employee, except in the ordinary course of its business;

          (s)  increase the rate of compensation payable by it to

any of its employees or agents or adopt any new, or make any increase in any existing profit sharing, bonus, deferred

compensation, savings, insurance, pension, retirement or other employee benefit plan for any of such employees or agents except those for which Tartan has and is accruing funds for same not in violation of the Plan;

          (t)  execute any collective bargaining agreement;

          (u)  make any capital expenditures which, in the aggre-

gate, exceed $25,000;

          (v)  take any action that would have required consent

of the limited partners if both the Agreement of Limited

Partnership and the Construction, Operation, and Maintenance

Management Agreement had been executed and in effect; or

          (w)  commit to do any of the foregoing.

Provided, however, the above covenants of Tartan Management shall only apply to the extent the failure of Tartan Management to comply with such covenants could have an effect on the System,

the project contemplated hereby, or the other Parties.

     13.  Operations.  Subject to the necessary receipt of funds from MCN and Torch and Chemical Bank pursuant to the Chemical

Note, from the date hereof until the Second Closing, each entity in the Tartan Group will:

          (a)  with respect to the System, maintain its

properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (b)  with respect to the System, use its reasonable

business efforts to maintain and preserve its business

organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it;

          (c)  advise MCN and Torch promptly in writing of any

material adverse change in its business operations or in the

System;

          (d)  file on a timely basis all material notices,

reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department,

commission, board, bureau, agency or any instrumentality

(including without limitation the MPSC) of any of the foregoing wherever located; and

          (e)  file on a timely basis all complete and correct

applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other

approval required by any governmental authority necessary or required for the continuing operation of its businesses, whether or not such approval would expire before or after the Second

Closing.

     14.  Expenses and Provisions of Funds.  The Parties

acknowledge that they each have incurred, and will continue to incur prior to the Second Closing, certain out-of-pocket expenses in connection with the organization of the Partnership, with the preparation of this Agreement and the Related Documents and with the consummation of the transactions contemplated hereby and thereby, which may be properly allocated to the Partnership.  The

Parties shall keep full and accurate records of all such

expenses, and agree to submit promptly to the other Parties a statement of such expenses.  The Parties agree that all expenses reflected on the above-mentioned statements which, in the

unanimous judgment of the Parties, are properly allocable to the

Partnership shall be forwarded promptly to the Partnership and shall be paid promptly to the Party that incurred such expenses.

     15.  Conditions to Each Closing.

          (a)  MCN.  The obligations of MCN to close the

transactions contemplated at the relevant Closing are, at the option of MCN, subject to the conditions that:

               (i)  The representations and warranties of each

     entity in the Tartan Group contained herein will be accurate in all material respects at and as of the relevant Closing as though such representations and warranties had been made at and as of such Closing; all terms, covenants and

     conditions of this Agreement to be complied with and

     performed by an entity in the Tartan Group at or before the relevant Closing will have been duly complied with and

     performed; and each entity in the Tartan Group will have

     delivered to MCN a certificate dated as of the relevant

     Closing and signed by the President or any Vice President

     thereof to the foregoing effect.

               (ii) The representations and warranties of Torch

     contained herein will be accurate in all material respects at and as of the relevant Closing as though such

     representations and warranties had been made at and as of

     such Closing; all terms, covenants and conditions of this

     Agreement to be complied with and performed by Torch at or before the relevant Closing will have been duly complied

     with and performed; and Torch will have delivered to MCN a certificate dated as of the relevant Closing and signed by the President or any Vice President thereof to the foregoing effect.

          (b)  Tartan Group.  The obligations of each entity in

the Tartan Group to close the transactions contemplated at the relevant Closing are, at the option of each entity in the Tartan

Group, subject to the conditions that:

               (i)  The representations and warranties of MCN

     contained herein will be accurate in all material respects at and as of the relevant Closing as though such

     representations and warranties had been made at and as of

     such Closing; all terms, covenants and conditions of this

     Agreement to be complied with and performed by MCN at or

     before the relevant Closing will have been duly complied

     with and performed; and MCN will have delivered to each

     entity in the Tartan Group a certificate dated as of the

     relevant Closing and signed by the President or any Vice

     President thereof to the foregoing effect.

               (ii) The representations and warranties of Torch

     contained herein will be accurate in all material respects at and as of the relevant Closing as though such

     representations and warranties had been made at and as of

     such Closing; all terms, covenants and conditions of this

     Agreement to be complied with and performed by Torch at or before the relevant Closing will have been duly complied

     with and performed; and Torch will have delivered to each

     entity in the Tartan Group a certificate dated as of the

     relevant Closing and signed by the President or any Vice

     President thereof to the foregoing effect.

          (c)  Torch.  The obligations of Torch to close the

transactions contemplated at the relevant Closing are, at the option of Torch, subject to the conditions that:

               (i)  The representations and warranties of MCN

     contained herein will be accurate in all material respects at and as of the relevant Closing as though such

     representations and warranties had been made at and as of

     such Closing; all terms, covenants and conditions of this

     Agreement to be complied with and performed by MCN at or

     before the relevant Closing will have been duly complied

     with and performed; and MCN will have delivered to Torch a certificate dated as of the relevant Closing and signed by the President or any Vice President thereof to the foregoing effect.

               (ii) The representations and warranties of each

     entity in the Tartan Group contained herein will be accurate in all material respects at and as of the relevant Closing as though such representations and warranties had been made at and as of such Closing; all terms, covenants and

     conditions of this Agreement to be complied with and

     performed by an entity in the Tartan Group at or before the relevant Closing will have been duly complied with and

     performed; and each entity in the Tartan Group will have

     delivered to Torch a certificate dated as of the relevant

     Closing and signed by the President or any Vice President

     thereof to the foregoing effect.

     16.  Additional Conditions to Second Closing.  The

obligations of each Party to close the transactions contemplated herein at the Second Closing are, at the option of each Party,

subject to the additional conditions that:

          (a)  The consummation of the transactions contemplated

herein and in the related documents will not violate any

applicable law, rule or regulation, and all consents, actions,

approvals or authorizations of governmental department,

commission, agency or other instrumentality (including without limitation the Securities and Exchange Commission and the MPSC)

or courts or arbitrators and all filings, approvals or other actions required to be taken, made or obtained by or on behalf of any Party or the Partnership pursuant to any law, rule or

regulation shall have been obtained, made or taken, as

applicable.

          (b)  No action, suit or proceeding shall have been

commenced, pending or threatened, and no statute, rule,

regulation or order shall have been proposed, enacted,

promulgated or issued or deemed applicable to the transactions contemplated by this Agreement, by any United States federal or state government or governmental agency or instrumentality or court or private non-governmental person or entity, which, in the opinion of such Party, reasonably may be expected to (i) prohibit such Party's ownership or operation of all or a material portion of such party's interest in the Partnership or such Party's

business or assets, or compel such party to dispose of or hold separate all or a material portion of such Party's or the

Partnership's business or assets, as a result of the transactions contemplated by this Agreement or (ii) impose or confirm material limitations on the ability of such Party effectively to exercise full rights of ownership of its interest in the Partnership or such Party's material business and properties which in such

party's judgment make it inadvisable or impracticable to

consummate the transaction contemplated hereby.

     17.  Termination; Survival of Representations, Warranties

and Covenants.  This Agreement shall terminate on the date of the

Second Closing except that (i) the provisions of Sections 4, 8,

14, 18, 22, 24 and 25 hereof shall continue for a period of five years following the Second Closing and (ii) all representations,

warranties and covenants in this Agreement and in any certificate delivered by any of the Parties at any closing shall survive for a period of one year after the Second Closing.

     18.  Brokers.  Regardless of whether any closing shall

occur, each Party shall indemnify and hold harmless the other

Parties and the Partnership from and against any and all

liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by such Party in

respect of the transactions contemplated by this Agreement.

     19.  Notices.  Any notice, request, instruction, corre-

spondence or other document to be given hereunder by any Party to the others (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgement of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by

telecopier, as follows:

     If to MCN, addressed to:

     MCN Corporation
     500 Griswold Street
     Detroit, Michigan  48226
     Attention: General Counsel
     Telecopier No.: (313) 965-0009

          with a copy (which shall not constitute notice) to:

          Citizens Gas and Fuel
          127 North Main Street
          Adrian, Michigan 47221
          Attention: Devere Elgas
          Telecopier No.: (517) 263-8510

     If to Tartan, addressed to:

     Tartan Energy Company of Missouri, L.C.
     8801 South Yale, Suite 385
     Tulsa, Oklahoma  74137
     Attention:  Mr. Tom M. Taylor
     Telecopier No.: (918) 493-7475

     If to Tartan Management, addressed to:

     Tartan Management Company of Missouri, L.C.
     8801 South Yale, Suite 385
     Tulsa, Oklahoma  74137
     Attention:  Mr. Tom M. Taylor
     Telecopier No.: (918) 493-7475

     If to an Individual, addressed to:

     Tartan Energy Company of Missouri, L.C.
     8801 South Yale, Suite 385
     Tulsa, Oklahoma  74137
     Attention:  [Name of Individual]
     Telecopier No.: (918) 493-7475

     If to Torch, addressed to:

     Torch Energy Marketing, Inc.
     1221 Lamar, Suite 1600
     Houston, Texas  77010-3039
     Attention:  Roland E. Sledge, Esq.
     Telecopier No.: (713) 655-1711

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by mail shall be effective five days after deposit with the United States postal service.  Notice given by telecopier shall be confirmed by

appropriate answer back and shall be effective upon actual

receipt if received during the recipient's normal business hours,

or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours.  All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal

delivery.  No Notice shall be given to or by the Partnership.

Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of

address.

     20.  No Negotiations.  The Individuals shall not permit any entity in the Tartan Group to liquidate or to merge or

consolidate with, or to acquire a substantial portion of the assets of, any other Person except for the mergers contemplated by this Agreement.  Neither any entity in the Tartan Group nor the Individuals shall, directly or indirectly, alone or with others, encourage, initiate or participate in discussions with

(for the purpose or with the intention of obtaining or soliciting any proposal or offer relating to the matters hereinafter set forth in this Section), or otherwise solicit from, any Person any proposals or offers relating to the liquidation or the

disposition of material assets or business of any entity in the

Tartan Group, or the acquisition of any capital stock or interest of any entity in the Tartan Group, or the merger or consolidation of any entity in the Tartan Group with any other Person except for the mergers contemplated by this Agreement.  In the event,

however, that either Torch or MCN declines to participate in an

Equity Additional Project (as such term is defined in Section

13.7 of the Partnership Agreement), then the Individuals and

Tartan Management shall be permitted to engage in discussions with any Person for the purpose of obtaining additional funding

(either debt or equity) for such Equity Additional Project,

including funding, to enable Tartan Management to participate in that portion of the Equity Additional Project, including funding,

which Torch or MCN so declines to participate in under the

provisions of Section 13.7 of the Partnership Agreement.

     21.  Method of Payment.  All payments hereunder shall be

made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or intrabank transfer of immediately available funds by 11:00 a.m. Houston time on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

     22.  Further Assurances.  Assignors, grantors and

transferors of documents listed in Section 2(c) and parties to each Plan and Agreement of Merger referred to in Section 2(c)

will, from time to time after the relevant Closing and without further consideration from the assignee, grantee or transferee thereof, or the other party thereto, respectively, execute and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be requested to more effectively convey, transfer to, vest in, and put such assignee or other party in possession of any property or rights to be transferred pursuant hereto.  The Individuals and Tartan

Management will ensure that the same steps are taken on the same basis with respect to Old Tartan.

     23.  Governing Law.  The provisions of this Agreement and,

unless specifically otherwise provided in the document delivered pursuant hereto, the documents delivered pursuant hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction), except to the extent that same are mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction.

     24.  Entire Agreement; Amendments and Waivers.  This

Agreement, together with all Exhibits and Annexes attached

hereto, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions,

whether oral or written, of the Parties, and there are no

warranties, representations or other agreements between the

Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No

supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound

thereby.  The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or

remedy in the future.  No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     25.  Binding Effect, Non-Assignability and Alienation of

Benefits.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights,

benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written

consent of the others.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the

Parties and their respective permitted successors and assigns,

any rights, benefits or obligations hereunder.

     26.  Special Covenant of the Tartan Group.  Each entity in the Tartan Group covenants with MCN and Torch that no part of the

System will commence commercial operation prior to the filing of the Form U-3A-2.

     27.  Other Adjustment.  If the Second Closing cannot occur solely because the Securities and Exchange Commission has not,

and in the reasonable judgment of the Parties will not, issue a favorable ruling on MCN's application under PUHCA or issue the no-action letter of Torch relative to PUHCA, the Parties agree to work together in good faith to develop an alternative structure for the transaction that will preserve the economic benefits of the transaction contemplated hereby.  Such alternative structure may include conversion of MCN's proposed general partnership interest in the Partnership to a limited partnership interest,

conversion of the proposed partnership interest of MCN or Torch in the Missouri Interim Entity to a debt instrument, locating a new party to act as additional general partner or, if necessary,

the sale of one or more Party's interest in the Partnership to an unaffiliated third party.

     28.  No Assurance of Return.  Each Individual, Torch and MCN

acknowledge (a) that they are experienced and knowledgeable

investors in the natural gas industry and that they have

performed all due diligence investigations as they deem necessary or appropriate for the entering into of this Agreement (including the Exhibits and Annexes attached hereto), and (b) no Party

hereto has or is warranting that the transactions contemplated by this Agreement (including the Exhibits and the Annexes attached hereto) and the construction and operation of the System in

conjunction therewith, will result in any guaranteed return on,

or recovery of, any amounts which may be invested by another

Party hereto in conjunction with the foregoing.

     29.  Severability.  If one or more of the provisions

contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid,

illegal or unenforceable in any respect, such invalidity,

illegality or unenforceability shall not affect any other

provisions of this Agreement or any other such document.

     30.  Headings, Exhibits and Annexes.  The headings of the

several Sections herein are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.  The Exhibits and Annexes referred to herein are attached hereto and incorporated herein by this reference.

     31.  Construction.  This Agreement was drafted jointly by

the Parties, and no presumption shall operate in favor of or against any Party as a result of any responsibility that any

Party may have had for drafting this Agreement or any part

thereof.

     32.  Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, MCN, Tartan, Tartan Management, the

Missouri Interim Entity and Torch have caused this Agreement to be signed by their respective officers thereunto duly authorized,

and the Individuals have signed this Agreement, all as of the date first above written.



                         MCN CORPORATION


                         By:
                            _____________________________________
                              Name:
                              Title:


                         TARTAN ENERGY COMPANY OF MISSOURI, L.C.


                         By:
                            _____________________________________
                              Name:
                              Title:


                         TARTAN MANAGEMENT COMPANY OF
                           MISSOURI, L.C.


                         By:
                            _____________________________________
                              Name:
                              Title:


                         TARTAN LIMITED PARTNERSHIP OF MISSOURI

                         By Tartan Management Company of
                         Missouri, L.C., the General Partner


                         By:
                            _____________________________________
                              Name:
                              Title:


                         TORCH ENERGY MARKETING, INC.


                         By:
                            _____________________________________
                              Name:
                              Title:



                         ________________________________________
                         Name:  Tom M. Taylor



                         ________________________________________
                         Name:  Michael N. Trusty



     Solely for purposes of the indemnification provision in
Section 8, Tartan Energy Resources, L.C. signs this Agreement.


                         TARTAN ENERGY RESOURCES, L.C.


                         By:
                            _____________________________________
                              Name:
                              Title: